FOR IMMEDIATE RELEASE

Smithfield Foods Delivers Continued Strong Results In Third Quarter

SMITHFIELD, Virginia (March 8, 2012)-Smithfield Foods, Inc. (NYSE: SFD) today reported fiscal 2012 third quarter results. All comparisons are to the third quarter of fiscal 2011.

Highlights

•	Net income was $79.0 million, or $.49 per diluted share

•	Adjusted EPS was $.69 per diluted share

◦	Posted second best third quarter in company history

•	Sales increased 9% to $3.5 billion

•	Packaged meats sales +6% with solid margins

◦	Core brands sales +6% on flat volume

◦	Foodservice sales +8% and volume +1%

•	Produced strong fresh pork earnings

◦	Export sales +68% and volume +41%

•	Achieved record third quarter results in international segment after adjusting for charges

•	Reduced interest expense 30%

•	Retired an additional $23 million of 10% coupon debt

Following are the company's sales, operating profit and margin by segment (dollars in millions):

	Three Months Ended				Nine Months Ended
	January 29, 2012		January 30, 2011		January 29, 2012		January 30, 2011
Sales:
Pork
Fresh Pork	$1,303.2		$1,093.1		$3,849.8		$3,336.3
Packaged Meats	1,689.5		1,591.6		4,515.0		4,240.0
Total Pork	2,992.7		2,684.7		8,364.8		7,576.3

Hog Production	761.8		649.9		2,296.9		2,004.8
International	360.4		355.9		1,126.5		1,001.6
Other	—		12.9		—		74.7
Total segment sales	4,114.9		3,703.4		11,788.2		10,657.4
Intersegment	(636.6)		(517.2)		(1,903.1)		(1,571.1)
	$3,478.3		$3,186.2		$9,885.1		$9,086.3

Operating profit and margin %:
Pork
Fresh Pork	$78.5	6%	$130.3	12%	$210.1	5%	$289.7	9%
Packaged Meats	117.4	7%	124.5	8%	293.7	7%	267.3	6%
Total Pork	195.9	7%	254.8	9%	503.8	6%	557.0	7%

Hog Production	(6.6)	(1)%	(2.3)	0%	127.0	6%	139.8	7%
International	6.2	2%	34.5	10%	23.5	2%	103.1	10%
Other	—	N/A	(0.5)	(4)%	—	N/A	(2.3)	(3)%
Corporate	(25.0)		86.2		(85.9)		30.8
Consolidated	$170.5	5%	$372.7	12%	$568.4	6%	$828.4	9%

Sales for the third quarter of fiscal 2012 were $3.5 billion, up 9%, resulting from higher average unit selling prices and volumes in the Pork segment. The company reported net income in the current quarter of $79.0 million ($.49 per diluted share) compared to net income of $202.6 million ($1.21 per diluted share) last year. For the first nine months of fiscal 2012, net income was $281.8 million ($1.72 per diluted share) compared to net income last year of $422.6 million ($2.53 per diluted share).
Both current quarter and year to date operating profit and earnings per share included a number of noteworthy items. For the third quarter, EPS of $.49 included $.18 per diluted share for Campofrío charges, as well as a $.02 per diluted share charge for the early extinguishment of debt. Excluding these charges, adjusted EPS was $.69 on a non-GAAP basis. Similarly, after adjusting for noteworthy items for the first nine months, non-GAAP EPS was $2.16 in fiscal 2012 compared to non-GAAP EPS of $2.18 in fiscal 2011. The table below shows the impact of noteworthy items on operating profit and earnings per share.

	Three Months				Nine Months
	Operating Profit		EPS		Operating Profit		EPS
(in millions, except EPS)	FY12	FY11	FY12	FY11	FY12	FY11	FY12	FY11
Reported GAAP measure	$170.5	$372.7	$.49	$1.21	$568.4	$828.4	$1.72	$2.53
Add back of significant items:
Litigation charge	—	—	—	—	39.0	—	.14	—
Net insurance gains	—	(120.6)	—	(.44)	—	(139.7)	—	(.51)
HP cost savings/other disposal costs	—	5.8	—	.02	13.1	21.6	.05	.08
Early extinguishment of debt	—	—	.02	.05	—	—	.05	.08
Campofrío charges	38.7	—	.18	—	45.1	—	.20	—
Adjusted non-GAAP measure	$209.2	$257.9	$.69	$.84	$665.6	$710.3	$2.16	$2.18
Commentary
“I am very pleased to report another quarter of strong profitability and, in particular, the progress we have made in improving the quality and consistency of our earnings. Notably, our year to date adjusted earnings closely tracked last year's record results,” said C. Larry Pope, president and chief executive officer.
“I am very encouraged by the consistency of our packaged meats margins in periods of both high and low cost raw materials. We are beginning to realize the benefits of our long-term strategy to intensify our consumer-focused marketing programs and I applaud the efforts of our sales and marketing team who produced consistently solid margins in our packaged meats business while delivering share and distribution growth in several of our core brands and strategic product categories. Although packaged meats volumes declined slightly, we achieved strong sales and volume growth in the third quarter in our Armour, Curly's, Farmland, Gwaltney, John Morrell, and Kretschmar brands,” he remarked.
“We had a very successful holiday ham season, as we leveraged our leading market position in the bone-in ham category to deliver both volume and share gains. In addition, we gained distribution in the BBQ, dry sausage, portable lunches, deli meats, and marinated pork categories,” Mr. Pope added.
He continued, “This quarter we also entered into a multiyear, integrated partnership with the legendary Richard Petty Motorsports NASCAR team, underscoring our commitment to activate our brands with consumer-focused marketing. As part of the agreement, we will utilize a number of our core brands to communicate with customers to promote future growth and strengthen our position in the marketplace.”
“Favorable market conditions continued to support strong fresh pork profitability. Supply and demand remained well in balance, as healthy global demand for pork, particularly from Asia, drove double-digit increases in both export volume and dollars. Although the hog production business recorded a loss for the quarter due to seasonal declines in hog prices, solid fundamentals remained intact. As anticipated, international segment profitability improved, producing record third quarter results after excluding the Campofrío charge,” Mr. Pope said.

Third Quarter Results
Pork
Fresh Pork
Fresh pork operating margins were above the normalized range at 6%, or $11 per head, and remained historically strong owing to excellent export demand and relatively stable domestic supplies. Results declined from last year's record levels due to significantly higher raw material costs, as a 23% increase in live hog market prices outweighed an 11% improvement in the USDA pork cutout. Sizable gains in exports led to increases in sales tonnage and head processed of 7% and 1%, respectively.
Packaged Meats
Packaged meats operating margins were at the high end of the normalized range at 7%, or $.15 per pound. Continued sales discipline and an improvement in product mix toward higher margin core brands allowed the company to pass through the vast majority of raw material price increases. Sales grew 6% to $1.7 billion, as average unit selling prices rose 7%. Sales tonnage decreased 1%, although the company grew share in several key product categories, including bacon, BBQ, deli meats, and hotdogs.
Hog Production
Hog Production operating margins were below the normalized range at (1)%, or $(2) per head and reflected the seasonally low period for live hog prices. Year over year, live hog market prices increased 23% to $61 per hundredweight from $50 per hundredweight, while pre-interest raising costs increased 23% to $64 per hundredweight from $52 per hundredweight. Head sold decreased 6%, largely attributable to the sale of non-core farm operations last fiscal year and the temporary effects of the Hog Production Cost Savings Initiative.
International
International segment operating profit, after excluding the Campofrío charge, represented a record quarter of profitability. Results were bolstered by robust earnings in live production, particularly in Eastern Europe, where industry fundamentals turned very favorable.
The third quarter of fiscal 2012 includes a $38.7 million non-cash charge, representing Smithfield's proportionate share of Campofrío's charges,related to a plan to consolidate and streamline their manufacturing operations to improve operating efficiencies and increase utilization. This is a positive development for Campofrío and Smithfield applauds this action by the management team and fully supports their decision.
Outlook
“Going forward, our focus will continue to be on developing our sales and marketing platform and brand portfolio by increasing direct-to-consumer advertising and building our innovation pipeline. In addition, we remain committed to achieving further operational efficiencies and improving our cost structure. We have made significant progress on all of these fronts; however, we are not satisfied with our results and we are pursuing opportunities to further improve our business,” Mr. Pope stated.
“Market fundamentals remain supportive in both fresh pork and hog production with balanced supply and demand. We expect that fresh pork will continue to be a solid contributor to our overall results as U.S. protein supplies contract, supported by ongoing healthy export demand. In the hog production segment, raising costs should remain in the mid $60s per hundredweight this fiscal year and average in the low $60s per hundredweight for fiscal 2013. In addition, the profitability of our international business should remain strong in the coming quarters,” he commented.
Mr. Pope concluded, “All indications are that fiscal 2012 will be another very strong year for Smithfield and we expect to continue to deliver consistently solid results in fiscal 2013.”

Conference Call
The company will host a live conference call and audio webcast at 9:00 AM ET Thursday, March 8, 2012 for an hour. Participants can access the call by dialing (800) 288-8976. The call will be webcast at
http://investors.smithfieldfoods.com/events.cfm and will be archived at this location. A telephone replay will be available at (800) 475-6701 and will be archived for two weeks. The replay access code is 237979.
About Smithfield Foods
Smithfield Foods is a $13 billion global food company and the world's largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Farmland®, Smithfield®, Eckrich®, Armour® and John Morrell®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com.
This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings and other risks and uncertainties described in our Annual Report on Form 10-K for fiscal 2011 and our Quarterly Report on Form 10-Q for the second quarter of fiscal 2012. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statements that we make speak only as of the date of such statements, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
###
(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 29, 2012	January 30, 2011	January 29, 2012	January 30, 2011
	(unaudited)		(unaudited)
Sales	$3,478.3	$3,186.2	$9,885.1	$9,086.3
Cost of sales	3,098.5	2,729.0	8,678.6	7,828.7
Gross profit	379.8	457.2	1,206.5	1,257.6
Selling, general and administrative expenses	187.3	220.3	626.8	594.1
Gain on insurance recovery	—	(120.6)	—	(120.6)
Equity in loss (income) of affiliates	22.0	(15.2)	11.3	(44.3)
Operating profit	170.5	372.7	568.4	828.4
Interest expense	42.3	60.3	134.6	194.4
Loss on debt extinguishment	4.6	14.1	12.2	21.4
Income before income taxes	123.6	298.3	421.6	612.6
Income tax expense	44.6	95.7	139.8	190.0
Net income	$79.0	$202.6	$281.8	$422.6

Net income per share:
Basic	$.49	$1.22	$1.73	$2.55
Diluted	$.49	$1.21	$1.72	$2.53

Weighted average shares outstanding:
Basic	161.0	166.0	163.1	166.0
Effect of dilutive stock options	1.8	1.2	1.1	1.2
Diluted	162.8	167.2	164.2	167.2

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF EQUITY IN LOSS (INCOME) OF AFFILIATES
(In millions)

		Three Months Ended		Nine Months Ended
Equity Investment	Segment	January 29, 2012	January 30, 2011	January 29, 2012	January 30, 2011
		(unaudited)		(unaudited)
Mexican joint ventures	International	$(6.4)	$(7.8)	$(11.3)	$(23.6)
Campofrío Food Group (CFG) (1)	International	28.2	(7.1)	24.0	(18.0)
All other equity method investments	Various	0.2	(0.3)	(1.4)	(2.7)
Equity in loss (income) of affiliates		$22.0	$(15.2)	$11.3	$(44.3)

(1)
Third quarter of fiscal 2012 includes our share of CFG's charges totaling $38.7 million related to a plan to consolidate and streamline its manufacturing operations. CFG prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG's results reflects U.S. GAAP adjustments. There may be differences between what we report for CFG and what CFG reports.

Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com